Exhibit 99.1

Joint Filing Agreement

Each of the undersigned hereby agrees that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, and that all subsequent amendments to this statement on Schedule 13G may be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements.

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

By:	/s/ Phillip Welman
Date:	November 7, 2025
Name:	Phillip Welman
Title:	Head of Mutual Fund & Institutional Advisory Compliance

BARINGS LLC

By:	/s/ Melissa LaGrant
Date:	November 7, 2025
Name:	Melissa LaGrant
Title:	Chief Compliance Officer